Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration File No. 333-263492
Registration File No. 333-263495
Registration File No. 333-268427

PROFESSIONAL

Our Thanks to You

A token of appreciation from Brighthouse Financial®

Financial Professional Use Only. Not For Public Distribution.

Great news! Brighthouse Financial is a best seller.

As your dedicated wholesaling team, we want to take a moment to thank you for the work you do to help your clients protect what they've earned and ensure it lasts.

Our best-selling Shield® Level Annuities offer growth opportunities in up markets, a level of protection in down markets, and other benefits that can help your clients reach their goals and feel confident heading into retirement.[1,2]

Find out why Shield Level Annuities are a top choice among your colleagues and their clients.

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[1] U.S. Individual Annuity Sales: Quarters 1-3, 2023. LIMRA, 2023.

[2] Brighthouse Shield® Level Select 6-Year Annuity, Brighthouse Shield® Level Select 3-Year Annuity, and Brighthouse Shield® Level Select Advisory Annuity are collectively referred to as "Shield® Level Annuities" or "Shield® Annuities."

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield® Level Select 6-Year Annuity, Brighthouse Shield® Level Select 3-Year Annuity, and Brighthouse Shield® Level Select Advisory Annuity, collectively referred to as "Shield® Level Annuities" or "Shield® Annuities." These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form L-22494 (09/12)-AV ("Brighthouse Financial"). Shield Level Annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level Annuities have charges, termination provisions, and terms for keeping them in force. Please contact a financial professional for complete details. Product availability and features may vary by state or firm. Brighthouse Financial® and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates.

Shield Level Annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.

© 2024 BRIGHTHOUSE FINANCIAL, INC. 2403 BDVA1888644 6563194.1[05/31/2025]

Financial Professional Use Only. Not For Public Distribution.